Ref. SHIMONOV/MEITAL/SM/14/10/98
[TRANSLATED FROM THE HEBREW]

                                    AGREEMENT

                            Dated 13th September 1998

                                     BETWEEN

                       "MEITAL" ELECTRONIC TECHNOLOGY LTD
                              AND MARKOWITZ YAAKOV

                                       AND

                              NUR MACROPRINTERS LTD


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                                    AGREEMENT

               Made and signed in Magshimim on 13th September 1998

BETWEEN:   1.  MEITAL ELECTRONIC TECHNOLOGY LTD
               Private Company 51-212217-7
               of 2 Bregman Street, Unit 214, Rabin Science Park, Rehovot
               (hereinafter referred to as "Meital")
           2.  MARKOWITZ YAAKOV
               Identity No. 052412335
               of 15 Hashomrim Street, Rehovot
               (hereinafter referred to as "Kobi")
                                                                 of the one part

AND:       NUR MACROPRINTERS LTD
           Public Company 52-003986-8
           of 5 David Navon Street, Magshimim
           (hereinafter referred to as "Nur")
                                                               of the other part

WHEREAS Meital has developed and is developing a technology which applies InkJet print technology known as "drop on demand" (hereinafter referred to as "the DOD technology") which is designed for application in wide format co1our digital print systems using the transversal method, the specifications whereof are described in appendix "A" hereto (hereinafter referred to as "the Meital technology"):

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AND WHEREAS    Kobi is Meital's promoter, and acts as Meital's sole manager and director, and together with his wife holds all Meital's issued and paid up share capital;

AND WHEREAS    Nur engages in the research, development, manufacture,
               marketing, sale and maintenance of digital printers which operate with various InkJet technologies, which are designed for wide format colour printing, and in such context it has also commenced engaging in research in respect of the possibility of applying the DOD technology within the framework of its printer line;

AND WHEREAS    Meital wishes, with Kobi's consent, to transfer and sell all its rights in the Meital technology to Nur, and Nur wishes to accept and purchase all Meital's rights in the Meital technology from Meital, in order to integrate parts thereof, with the necessary changes, in Nur's wide format printer line;

AND WHEREAS    the parties wish to regulate and anchor in writing everything agreed between them in connection with the purchase of the Meital technology by Nur, and all as provided below,

ACCORDINGLY, IT IS AGREED, WARRANTED AND PROVIDED BETWEEN THE PARTIES AS
FOLLOWS:

1.    Recitals and Interpretation

      1.1 The recitals and appendices hereto constitute an integral part hereof.

      1.2 The clause headings herein are for convenience purposes only and shall not be used in the interpretation hereof.

      1.3 In this agreement, above and below, the following expressions shall bear the meanings set forth alongside them:

            (a) "dollar" - an amount in shekels equal to the one US dollar, at the representative rate of the US dollar last published by the Bank of Israel prior to effecting any payment pursuant hereto;

            (b) "the date of the agreement" - the date of this agreement as appearing in the recitals hereto;

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            (c)   "wide formats" - printing on substrates of a width of 90 cm and more.

2.    Meital's and Kobi's Warranties

      2.1   Meital and Kobi hereby warrant, confirm and undertake as follows:

            (a) that Meital is the owner of the Meital technology and that save for the charge currently existing over Meital's assets in Nur's favour (hereinafter referred to as "the existing charge"), Meital's rights in the Meital technology are free of any charge, attachment, lien or other third party right;

            (b) that without derogating from the generality of the provisions of clause 2.1(a) above, Meital is the owner of all the copyrights included in the Meital technology and/or is the owner of all the licenses to use the patents, trademarks, copyrights and/or other intellectual property rights (hereinafter jointly referred to as "intellectual property rights") used in the Meital technology;

            (c) that it or he is authorised to enter into this agreement and to perform all its or his obligations pursuant hereto, and that there is no impediment pursuant to any law, contract, order, judgment and/or other legal provision prohibiting it or him from entering into this agreement and performing its or his obligations pursuant hereto;

            (d) that the employees engaged by Meital in connection with the development of the Meital technology are specified in the list annexed hereto as appendix 2.1(d) (hereinafter referred to as "Meital's employees");

            (e) that the sub-contractors who were and/or are engaged by Meital in connection with the development of the Meital technology are specified in the list annexed hereto as appendix 2.1(e), which also includes an itemisation of the works executed by each of the said sub-contractors in connection with the development of the Meital technology;

            (f) that all the valid agreements executed between Meital and/or Kobi and any third party, including any of the sub-contractors mentioned in sub-clause (e) above, in connection with the Meital technology are specified in the list annexed hereto as appendix 2.1(f) (hereinafter referred to as "the technology agreements");

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            (g)   that all Meital's obligations correct as at the date hereof, whether monetary or otherwise, including details of the third party to whom the obligation exists, details of the amount of the obligation or a description of the nature thereof and the date for the payment or performance thereof, as the case may be, are specified in the list annexed hereto as appendix 2.1(g) (hereinafter referred to as "Meital's obligations");

            (h) that it or he is aware that Nur is entering into this agreement in reliance on its or his representations as mentioned in this clause 2.1.

      2.2 It is agreed that Meital's and Kobi's warranties, which are specified in clause 2.1 above, do not apply to any present or future claim or plea of Idanit Technologies Ltd (hereinafter referred to as "Idanit"), or anyone on its behalf, in connection with Idanit's prima facie rights, according to it, in the Meital technology in consequence of the past engagement of Kobi and any of Meital's other employees by Idanit, including as specified in claims 14/1632/Nun-Zayin and 3/3823/Nun-Zayin, and in appeals that have been and/or shall be filed in respect thereof (hereinafter referred to as "Idanit's claims"). In accordance therewith, if in the future any judicial instance holds that Idanit or anyone on its behalf has any rights in the Meital technology, such shall not be deemed a breach by Meital and/or Kobi of their representations as specified in clause 2.1 above.

            Without derogating from the provisions of this clause 2.2, Meital and Kobi hereby confirm that to the best of their knowledge Idanit does not have any right in the Meital technology.

3.    Nur's Warranties

      Nur hereby warrants, confirms and undertakes as follows:

      (a) that it is authorised to enter into this agreement and to perform all its obligations pursuant hereto, and that there is no impediment pursuant to any law, contract, order, judgment and/or other legal provision prohibiting it from entering into this agreement and performing its obligations pursuant hereto;

      (b) that save for the representations specified in clause 2.1 above (subject to the proviso specified in clause 2.2 above), it is purchasing the Meital technology on an "as is" basis, having carried out comprehensive due diligence examinations and found them to be to its satisfaction, and that it

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            is aware that the Meital technology is merely in the development stages, and in such context it shall not have any pleas or claims in respect of the quality of the Meital technology;

      (c) that it is familiar with all the details of Idanit's claims and an appeal filed by Meital with the National Labour Court in connection with Meital's claims;

      (d) that it is aware that Meital and Kobi are entering into this agreement in reliance upon its representations as mentioned in this clause 3.

4.    The Purchase and Transfer of the Meital Technology

      4.1 In executing this agreement, and subject to the delivery being effected as provided in clause 4.5 below, Meital is hereby selling and transferring to Nur, and Nur is hereby purchasing and receiving from Meital, all the rights in the Meital technology, including the intellectual property rights included in the Meital technology, with them being free of any charge, attachment, lien or other third party right.

            It is expressed that the above provisions of clause 4.1 do not derogate from the provisions of clause 2.2 above.

      4.2 Upon the purchase and receipt of the Meital technology, Nur will become the owner of the Meital technology, and in such context Nur shall be entitled to act qua owner in respect of the Meital technology, in its absolute discretion, but subject to the rights of Meital and Kobi which have been expressly specified herein. In addition, from the date of the agreement any further or future development of the Meital technology shall be exclusively owned by Nur.

      4.3 From the date mentioned in clause 4.5 below, Meital shall deliver the Meital technology to Nur at Meital's premises, as provided below in this clause 4.3 (hereinafter referred to as "the delivery"). Within the framework of the delivery Meital shall deliver to Nur all the documents, equipment, tools, computer software and any other item connected with the Meital technology which is in its possession, as specified in the list annexed hereto as appendix 4.3 (hereinafter referred to as "the technology list"). Within the framework of the items included in the technology list, Meital shall deliver to Nur all the documents and other documentation in its possession relating to the Meital technology which is reasonably required for the continued development and application of the Meital technology (hereinafter referred to as "the technology documentation"). The technology documentation which Meital delivers to Nur shall include, inter alia, all the computer software, drawings, plans, lists of suppliers and sub-

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            contractors and the like including the Meital technology which is in its possession. Within the framework of the delivery, Meital shall transfer to Nur's possession and ownership every application of the Meital technology, and in such context the prototype within the framework whereof, to prove technological possibility, Meital applied the Meital technology (hereinafter referred to as "Meital's machine").

      4.4 In addition, and without derogating from the generality of the aforegoing, with effect from the determining date, as defined in clause 4.5 below, Meital shall provide Nur, through Kobi, with development and consultancy services, as provided and on the terms and conditions specified in the development agreement which is annexed hereto as appendix 4.4, which shall be executed by the parties concurrently with their execution hereof (hereinafter referred to as "the development agreement"). In the event of any contradiction between the development agreement and this agreement, the provisions of this agreement shall prevail.

      4.5 Within seven business days of the execution hereof, but not prior to receipt of the trustees' confirmation regarding receipt of the royalties advance in the trust account, as provided in clause 4.7 below, Nur's representatives shall present themselves at Meital's premises for the delivery to be effected, within the framework whereof all the items included in the technology list shall be delivered to Nur, as mentioned in clause 4.3 above. After Nur's representatives ascertain the receipt of all the items included in the technology list, they shall sign a copy of the technology list and send it to Meital's representatives (hereinafter referred to as "confirmation of receipt"). The delivery shall only be deemed to have been effected upon furnishing of the confirmation of receipt as aforesaid, and the date of furnishing the confirmation receipt shall hereinabove and hereinbelow be referred to as "the determining date".

      4.6 Immediately after the execution hereof, the parties' attorneys, Adv. Yaakov Kahn and/or Adv. Yigal Shapira on behalf of Meital and Kobi (hereinafter referred to as "Meital's trustees"), and Adv. Michael Barnea and /or Israel Shimonov on behalf of Nur (hereinafter referred to as "Nur`s trustees"), shall open a bank account at United Mizrahi Bank, Diamond Branch (hereinafter referred to as "the trust account"). Each of Meital's trustees and Nur's trustees (hereinafter jointly referred to as "the trustees") shall be authorized to effect operations in the account, provided that for the purpose of effecting any operation in the trust account the signature of at least one of Meital's trustees together with the signature of at least one of Nur's trustees shall be required. The trustees shall only effect operations in the account pursuant to the provisions hereof.

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            Within three business days of the date of this agreement, Nur shall deposit the amount of the royalties advance, as defined in clause
            7.5 below, in the trust account, and the trustees shall invest the said amount in a daily interest-bearing deposit, pursuant to Meital's guidelines. Upon the delivery being effected and against the furnishing of a copy of the confirmation of receipt, the trustees shall transfer the royalties advance, together with the income accruing thereon, to such bank account as Meital instructs them in writing.

            If on the date mentioned in clause 4.5 above Nur's representatives believe that not all the items included in the technology list are at Meital's premises, the delivery shall not be effected on such date, and Nur's representatives shall give Meital's representatives notice of the missing items, and the latter shall act to supplement those items. After three business days have elapsed from such date, Nur's representatives shall return to Meital's premises in order to effect the delivery (hereinafter referred to as "the postponed delivery"). If confirmation of receipt is not furnished by Nur's representatives on the postponed delivery date, the validity of this agreement shall lapse, without either party having any claim or plea vis-a-vis the opposing party, and in such context the trustees shall refund the royalties advance to Nur, together with the income accruing thereon.

5.    Meital's Employees and the Technology Agreements

      5.1 Immediately after the determining date, Meital shall terminate the employment of Meital's employees whom Nur wishes to employ in its framework in connection with the Meital technology. Meital shall be exclusively liable for making all the payments due to such employees in respect of the period of their employment by Meital and in respect of the termination of their employment by Meital.

      5.2 Nur may conduct negotiations with each of Meital's employees in respect of his employment with Nur, and enter into an agreement with him for his employment by Nur. Meital and Kobi shall assist to the best of their ability in the said negotiations and in the absorption of Meital's employees by Nur. Without derogating from their obligation to assist to the best of their ability in the absorption of Meital's employees by Nur, neither Kobi nor Meital shall bear any liability in the event that any of Meital's employees elects, for his own considerations, not to be employed by Nur.

      5.3 Commencing from the determining date, the parties shall act to the best of their ability for the assignment of all or some of the technology

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            agreements, which in the parties' opinion shall be necessary for the application of the Meital technology by Nur, as provided in clause 6 below.

      5.4 Both Meital and Kobi hereby acknowledge that the employment of Meital's employees by Nur, and the assignment of the technology agreements, as mentioned in clause 5.3 above, are essential for the absorption of the Meital technology by Nur and the successful application thereof within the framework of the integrated product, as provided in clause 6 below.

6.    The Application of the Meital Technology by Nur

      6.1 Nur hereby warrants that it intends acting to complete the development of the Meital technology and to develop a product the definitions whereof shall be characterised in due course and which shall apply the Meital technology, including components of Meital's machine insofar as they are found to be suitable, in combination with Nur's hardware, software and/or mechanical systems (hereinafter referred to as "the integrated product").

      6.2 After completion of the integrated product's development, Nur intends acting to promote, market and sell the integrated product, both through its sales set-up and through others, and all as shall be decided by it at such time.

      6.3 In addition to the aforegoing, Nur shall examine the possibility of integrating the Meital technology, in whole or in part, as part of a process of upgrading Nur's existing digital printing systems to DOD technology.

7.    Consideration and Royalties

      7.1 In consideration for the performance of all Meital's and Kobi's obligations pursuant hereto, including the transfer of all the rights in the Metail technology, effecting the delivery, assistance in the absorption of Meital's employees by Nur, assignment of the technology agreements, Kobi's and Meital's non-competition undertakings, as provided below, and for Meital's and Kobi's willingness to enter into this agreement instead of other business opportunities, Nur shall pay Meital a one-time payment as provided in clause 7.2 below (hereinafter referred to as "the consideration") and royalties as provided in clauses 7.3 to 7.9 below (hereinafter referred to as "the royalties"). VAT at its statutory rate on the date of any payment shall be added to the consideration and royalty payments specified in this clause 7. The parties shall apply to the VAT authorities to transfer to Nur the VAT payment burden in respect of the payments due to Meital pursuant hereto, in accordance with section 20 of the Value Added Tax Law, 5735-1975.

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      7.2   The consideration shall be in an amount of $800,000 (eight hundred thousand dollars). The consideration shall be paid to Meital in two instalments as follows:

            (a) an amount of $400,000 (four hundred thousand dollars) shall be paid to Meital on the determining date, and immediately upon the receipt thereof it shall be used by Meital to repay the principal loan and the additional loan, as provided in clause
                  13.1 below;

            (b) the balance of the consideration, in an amount of $400,000 (four hundred thousand dollars), including an amount of approx. $193,000 (one hundred and ninety three thousand dollars) in respect of advances from customers (Omni, Abudi and Lawson), shall be paid to Meital by way of the assumption of Meital's obligations by Nur, as provided in clause 7.11 below.

      7.3 Meital shall be entitled to royalties from the sale of the integrated product and/or any other system manufactured by Nur (or pursuant to Nur's license, such as the OEM agreement) which includes the Meital technology (hereinafter jointly referred to as "the technology products"). It is agreed that for the purpose of determining Meital's right to royalties, every system manufactured by Nur which integrates the DOD technology using the transversal method shall be deemed to include the Meital technology.

            The royalties shall be paid to Meital from the consideration (net) actually received by Nur from sales of the technology products (hereinafter referred to as "Nur's income"), and such being in accordance with the higher of:

            (a)   10% (ten percent) of Nur's income; or

            (b) an amount of $30,000 (thirty thousand dollars), from Nur's income.

            For the purpose of this clause 7.3, the consideration (net) actually received by Nur means the consideration actually received less payments to distributors and/or agents and less taxes deducted at source which may not be set off against other tax obligations.

            It is expressed that if Nur's income from one of the technology products is received by it in payments, Meital's shall be entitled to royalties at a rate of 10% (ten percent) of each amount received, and upon receipt of the last payment for such product Meital shall be entitled to supplementation of the


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            royalties amount to $30,000 (thirty thousand dollars), if the royalties amount received by it, including pursuant to the last payment, is lower than such amount.

            If Nur offers upgrade kits for Nur's existing printers which include the Meital technology, or any other assembly that does not constitute an independent product, Meital shall be entitled to royalties from Nur's income from such kit or assembly at the rate prescribed in sub-clause (a) above.

      7.4 The royalties, as provided in clause 7.3 above, shall be paid to Meital in respect of Nur's income in each calendar quarter, within 45 days of the end of such quarter, by a bank transfer to such bank account as Meital directs Nur. Together with payment of the royalties, Nur shall furnish Meital with confirmation of the amount of Nur's income in such quarter. In addition, Meital shall be entitled, pursuant to its demand, to receive confirmation from Nur's auditor within 90 days of the end of each calendar year regarding Nur's income in such calendar year.

      7.5 On account of Meital's entitlement to the royalties, Nur shall pay Meital an amount of $750,000 (seven hundred and fifty thousand dollars) (hereinafter referred to as "the royalties advance"). The royalties advance shall be paid to Meital on the determining date, against the delivery being effected, as provided in clause 4.6 above. The royalties advance shall be attributed to Kobi's entitlement to royalties as provided in clause 7.3 above.

      7.6 If by the end of one year from the determining date (hereinafter referred to as "the first year") Nur pays Meital royalties pursuant to clause 7.3 above in a cumulative amount of less than $450,000 (four hundred and fifty thousand dollars), and such being in addition to the royalties advance (that is to say, royalties in a cumulative amount of $1,200,000) (hereinafter referred to as "the minimum royalties for the first year"), Meital shall be entitled to notify Nur, within 30 days of the end of such year, that it is exercising its right to repurchase the Meital technology, in accordance with the provisions of clause 8 below (hereinafter referred to as "Meital's option"). In such a case, Meital shall be entitled to exercise Meital's option unless within 30 days of receiving Meital's notice as aforesaid Nur pays Meital an amount equal to the difference between the royalties actually paid by it pursuant to clause 7.3 above together with the royalties advance, and the minimum royalties for the first year (hereinafter referred to as "the royalties difference for the first year"). If Nur pays Meital the amount of the royalties difference for the first year, Meital shall not be entitled to exercise Meital's option in respect of such year.

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            If by the end of two years from the determining date (hereinafter referred to as "the first two years") Nur pays Meital royalties pursuant to clause 7.3 above in a cumulative amount of less than $900,000 (nine hundred thousand), and such being in addition to the amount of the royalties advance (that is to say, royalties in a cumulative amount of $1,650,000) (hereinafter referred to as "the minimum royalties for the second year"), Meital shall be entitled to notify Nur, within 30 days of the end of such year, that it is exercising Meital's option. In such a case, Meital shall be entitled to exercise Meital's option unless within 30 days of receiving Meital's notice as aforesaid Nur pays Meital an amount equal to the difference between the royalties actually paid by it pursuant to clause 7.3 above together with the royalties advance and the royalties difference for the first year (if paid), and the minimum royalties for the second year (hereinafter referred to as "the royalties difference for the second year"). If Nur pays Meital the royalties difference for the second year, Meital shall not be entitled to exercise Meital's option in respect of such year.

            The minimum royalties for the first year and the minimum royalties for the second year shall hereinafter jointly be referred to as "the minimum royalties").

            For example, if the amount of the royalties paid to Meital in the first year pursuant to clause 7.3 above comes to $200,000 the amount of the royalties difference for the first year shall be $250,000. If thereafter the amount of the royalties paid to Meital in the first two years pursuant to clause 7.3 above comes to $500,000, the amount of the royalties difference for the second year shall be $150,000.

      7.7 For the purposes of this clause 7.7, "the acceptance condition" shall be deemed receipt by Nur of confirmations of installation
            (COI) in respect of ten (10) of the technology products. In such regard, confirmation of installation shall be deemed to have been received in respect of a technology product even if confirmation as aforesaid has not actually been received, where the product has been installed at the customer and within two months of its installation it is not returned by the customer, or taken back by Nur. Furthermore, for the purposes of this clause 7.7, "the acceptance date" shall be deemed the date on which the acceptance condition is fulfilled.

            If by the end of one year from the acceptance date (hereinafter referred to as "the success year"), Nur pays Meital royalties pursuant to clause 7.3 above, in a cumulative amount that is less than $425,000 (four hundred and twenty five thousand dollars), and such being in addition to the

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            royalties advance and the minimum royalties to which it was entitled until such date (that is to say, on the assumption that the success year ended prior to the end of the second year, as defined in clause
            7.6 above, royalties in a cumulative amount of less than one million six hundred and twenty five thousand dollars) (hereinafter referred to as "the minimum royalties for the success year"), Meital shall be entitled to notify Nur, within 30 days of the end of such year, that it is exercising Meital's option. In such a case, Meital shall be entitled to exercise Meital's option unless within 30 days of receiving Meital's notice as aforesaid Nur pays Meital an amount equal to the difference between the royalties actually paid by it pursuant to clause 7.3 above together with the royalties advance and the royalties difference for the first year, if paid, and the minimum royalties for the success year (hereinafter referred to as "the royalties difference for the success year"). If Nur pays Meital the royalties difference for the success year, Meital shall not be entitled to exercise Meital's option in respect of such year. It is expressed that if the success year falls prior to the end of the second year, royalties paid in the success year pursuant to clause
            7.3 above, and included for the purpose of determining the royalties difference for the success year, shall not be deemed to have been paid to Meital for the purpose of determining the royalties difference for the second year, as provided in clause 7.6 above.

            If by the end of a period of two years from the acceptance date (hereinafter referred to as "the two success years"), Nur pays Meital royalties pursuant to clause 7.3 above, in a cumulative amount that is less than $850,000 (eight hundred and fifty thousand dollars), and such being in addition to the royalties advance and the minimum royalties (that is to say, royalties in a cumulative amount of less than two and a half million dollars) (hereinafter referred to as "the minimum royalties for the two success years"), Meital shall be entitled to notify Nur, within 30 days of the end of the two success years, that it is exercising Meital's option. In such a case, Meital shall be entitled to exercise Meital's option unless within 30 days of receiving Meital's notice as aforesaid Nur pays Meital an amount equal to the difference between the royalties actually paid by it pursuant to clause 7.3 above together with the royalties advance and the royalties difference for the first year and the royalties difference for the second year, if paid, and the minimum royalties for the two success years (hereinafter referred to as "the royalties difference for the two success years"). If Nur pays Meital the royalties difference for the two success years, Meital shall no longer be entitled to exercise Meital's option.

            The minimum royalties for the success year and the minimum royalties for the two success years shall hereinafter jointly be referred to as "the success royalties".

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            For example, on the assumption that the success year ended prior to the end of the second year, as defined in clause 7.6 above, and that the royalties that shall be paid to Meital in the success year pursuant to clause 7.3 above come to one hundred and fifty thousand dollars (not including royalties paid and taken into account for the purpose of determining the royalties difference for the first year), the royalties difference for the success year shall be two hundred and seventy five thousand dollars. If subsequently the royalties that shall be paid to Meital in the two success years pursuant to clause 7.3 above (not including royalties paid and taken into account for the purpose of determining the royalties difference for the first year and/or the royalties difference for the second year) come to five hundred thousand dollars, the royalties difference for the two success years shall be seventy five thousand dollars.

      7.8 For the avoidance of doubt, it is hereby expressed that the provisions of clauses 7.6 and 7.7 above, with regard to the minimum royalties and the success royalties, shall only apply where the actual royalties payments to Meital, pursuant to clause 7.3 above, in respect of the relevant periods are lower than the amounts to which Meital shall be entitled in respect of such periods pursuant to clauses 7.6 or 7.7 above.

      7.9 Meital's entitlement to receive the royalties shall lapse upon the payment of royalties, including the royalties advance, royalties paid pursuant to cause 7.3 and payments of royalties differences, if paid, pursuant to clauses 7.6 or 7.7 above, in a cumulative amount of $2,500,000 (two million five hundred thousand dollars) (hereinafter referred to as "the royalties ceiling"). That is to say, after the payment of royalties in a cumulative amount equal to the royalties ceiling, Meital shall no longer be entitled to any payment in respect of its right to royalties as provided in this clause 7. Furthermore, Meital's entitlement to receive the royalties shall lapse in the event that Meital ceases to provide Nur, through Kobi, with the development services pursuant to the development agreement on Meital's and/or Kobi's initiative, and provided that cessation of the services' provision as aforesaid does not derive from a fundamental breach of the development agreement by Nur and/or from force majeure.

      7.10 In any case in which Nur is late in actually making any payment in accordance with the provisions of this clause 7, such payment shall bear, commencing from the third day of delay and without derogating from the provisions of clause 10 below, interest at the rate of LIBOR + 2.5%.

      7.11 From the delivery date, Nur assumes all Meital's obligations, as defined in clause 2.1(g) above, and it shall be exclusively liable for the payment or performance of all Meital's obligations. Subject to the provisions of clause 8.2 below, Nur undertakes to indemnify Meital and/or Kobi in respect of any expenses which they actually bear which are included in the framework of Meital's obligations, within seven days of the date on which Meital and/or Kobi bear the expense as aforesaid, but not prior to the date indicated in respect of such obligation in appendix 2.1(g).

8.    Meital's Option

      8.1 As provided in clauses 7.6 and 7.7 above, Meital has an option ("Meital's option"), pursuant whereto it shall be entitled to repurchase the rights in the Meital technology. In the event that Nur does not comply with the minimum royalties payments in respect of the first year or the first two years, or the success royalties in respect of the success year or the two success years.

      8.2 In the conditions are fulfilled for exercise of Meital's option and Meital elects to exercise Meital's option (subject to Nur's right to pay the royalties differences as provided in the said clauses), the following provisions shall apply:

            (a) If by the end of the 30 day period Nur does not pay Meital the royalties difference in respect of such year, on such date Nur shall sell to Meital, and Meital shall purchase from Nur, title to the Meital technology, including the rights to use the intellectual property rights purchased by Nur as part of the Meital technology or which arose in connection with the Meital technology after the purchase thereof by Nur, and in such context Meital shall be entitled to act qua owner in respect of the Meital technology, in its absolute discretion, but subject to Nur's rights which have been expressly determined in this agreement.

            (b) The development agreement shall come to an end and the non-competition provisions in this agreement and in the service agreement, as in the employment agreements of any of Meital's employees who elect to leave their employment with Nur and return to their employment with Meital, shall be cancelled insofar as they relate to the development, manufacture, marketing and sale of systems or technologies for the wide format digital printing applying the DOD technology using the transversal method.

            (c) Meital shall be entitled to take possession, including by way of exercising the charge to Meital, as defined in clause 10 below, of all the documents deposited with the trustees, as provided in the said clause.

            (d) For a period of two years from the date on which Meital's option is exercised, Nur may not engage in any application (including research, development or manufacture) of systems or technologies for wide format digital printing applying the DOD technology using the transversal method in Israel or abroad, directly or indirectly, for consideration or otherwise. Nur shall assign its employees' non-competition undertaking to Meital, insofar as it relates to the Meital technology, and shall act to the best of its ability to enforce the said non-competition undertaking on its employees.

            (e) Nur shall not be liable for any further payment to Meital pursuant hereto.

      8.3 In consideration for the purchase of all the rights in the Meital technology by Meital, in the event that Meital's option is exercised, Meital shall remit to Nur an amount equal to all the royalties paid by Nur to Meital pursuant hereto, including advances on account of royalties, and a sum of $10 (ten dollars) shall be paid by Meital to Nur upon the technology's return to Meital's ownership, whilst the balance of the payments refunds shall be paid to Nur:

            (a) If Meital itself engages in the manufacture of wide format digital printer systems applying the Meital technology (for such purpose any such system which applies the DOD technology using the transversal method shall be deemed to apply the Meital technology) - by way of royalties at the rates and times prescribed in clauses 7.3 and 7.4 above;

            (b) If Meital and/or Kobi wish to execute any disposition (transfer, sale, assignment and the like) with the Meital technology, in whole or in part, to any third party (for such purpose any disposition of know-how or systems connected with the application of the DOD technology using the transversal method shall be deemed a disposition of the Meital technology)
                  - immediately and as a condition for the disposition's execution.

      8.4 In addition to the aforegoing, in the event that this agreement is terminated in consequence of a judicial order, and Meital and/or Kobi wish to make any commercial use of the Meital technology and/or to execute any disposition with the Meital technology, in whole or in part, Meital shall be liable to refund to Nur all the amounts paid by Nur to Meital pursuant hereto, including the consideration and the royalties or advances on account of royalties, together with interest at LIBOR + 2.5% on such terms and conditions and at such times as provided in sub-clauses 8.3(a) and (b) above. For the avoidance of doubt, it is hereby expressed that on the occurrence of an event specified in clause 8.4, and if Meital does not make use of the technologies, it shall not be under any obligation to refund any amount.

      8.5 To secure the performance of Meital's obligation to effect payments to Nur as provided in clauses 8.3 or 8.4 above, immediately after the determining date Meital shall execute a first-ranking fixed charge in Nur's favour over all its rights in connection with the Meital technology, including its future rights, but save for its rights to receive payments from Nur pursuant hereto (hereinafter referred to as "the charge to Nur"). At the earliest possible opportunity and no later than 21 days from the determining date, the trustees shall act to register the charge to Nur with the Registrar of Companies.

            The charge to Nur shall be removed on the later between: (1) the deadline for exercising Meital's option or (2) three years from the date of this agreement. To secure the removal of the charge to Nur, on the execution hereof Nur shall sign a charge discharge instrument in which it agrees to the cancellation of the charge to Nur. The discharge instrument shall be deposited with the trustees and delivered by them to Meital on the later of three years from the date of this agreement, or upon receipt of documents proving that the deadline for exercising Meital's option has passed.

            Nur may take any action and adopt any measures to realise the charge to Nur in each of the following cases:

            (a) Meital does not pay any of the payments refunds for which it is liable pursuant hereto in full and on time, and such being within at least 30 (thirty) days of receiving written notice from Nur;

            (b) a provisional or permanent liquidator is appointed for Meital or a receiver is appointed for all or most of its assets, and the said appointment is not cancelled within 60 (sixty) days.

9.    Idanit's Claims

      9.1 From the date of the agreement and thenceforth, and subject to the delivery being effected, Nur assumes the financing of the existing or future legal proceedings in connection with ldanit's claims, and in such context the proceedings involved in the appeal filed by Meital with the National

            Labour Court any legal proceedings commenced by Idanit in connection with Meital's claims, against Meital, Kobi, any of Meital's employees and/or Ms Iris Einhorn (hereinafter jointly referred to as "the indemnity entitlees"). Furthermore, and in addition to the provisions of clause 2.2 above, if within the scope of the proceedings as aforesaid any of the indemnity entitlees are ordered by a judicial instance to make any payment in respect of Idanit's claims, Nur shall indemnify them for the full amount of the payment within seven days of the date prescribed in the judicial decision for payment as aforesaid.

      9.2 Nur's financing and indemnity obligations as provided in clause 9.1 above are conditional upon the fulfilment of the following conditions:

            (a) Within seven days of receiving any demand or claim from Idanit by any of the indemnity entitlees, the party receiving the claim or demand sends written notice thereof to Nur.

            (b) Nur shall have the right to elect the legal representation for these proceeds and to exclusively instruct the attorneys who are elected as aforesaid.

            (c) The indemnity entitlees shall assist to the best of their ability in defending Idanit claims (not including financial assistance).

            (d) The indemnity entitlees shall refrain from sending any notice to Idanit or from conducting negotiations or reaching a settlement with Idanit, without Nur's prior written consent.

            It is expressed that a breach of any of the conditions specified above in this clause 9.2 by any of the indemnity entitlees shall not result in the cancellation of Nur's indemnity obligation pursuant hereto vis-a-vis the remaining indemnity entitlees (however, for such purpose Kobi and Meital shall be deemed to be one indemnity entitlee), provided that Meital and Kobi have notified the remaining indemnity entitlees of the provisions of clause 9.1 and have acted reasonably in order to secure that such employees comply with the provisions of this clause.

10.   Charge to Secure Nur's Obligations

      10.1 To secure all Nur's obligations pursuant hereto, and in such context its obligation to pay the consideration and the royalties, subject to the delivery being effected, Nur shall execute a first-ranking fixed charge in favour of Meital over its rights in the Meital technology (hereinafter referred to as "the charge to Meital").

      10.2 To secure the charge, no later than three business days from the delivery date, Nur shall deposit copies of the technology documentation with the trustees which shall actually be kept at the offices of Shimonov, Barnea & Co., and once every three months Nur shall update the documentation deposited with the trustees such that it shall include full documentation in respect of the Meital technology (hereinafter jointly referred to as "the documents").

      10.3 Without derogating from the provisions of clause 10.2 above, at the earliest possible opportunity and no later than 21 days from the determining date, the trustees shall act to register the charge to Meital with the Registrar of Companies.

      10.4 The trustees shall undertake, by signing at the foot hereof, that they will keep the documents in favour of Meital until receipt of written notice from Meital or Nur, together with documents to prove its notice, that:

            (a) the consideration and the royalties have been fully paid to Meital, subject to the provisions of clause 10.7 below;

            (b) one of the conditions specified in clause 10.5 below have been fulfilled.

            If the trustees receive notice as provided in clause 10.4(a) above, they shall transfer the documents to Nur within three business days. If the trustees receive notice as provided in clause 10.4(b) above, they shall transfer the documents to Meital within three business days. Once the trustees have transferred the documents to either of the parties, their trusteeship pursuant hereto shall come to an end.

            On the execution hereof, Meital shall sign a discharge instrument in respect of the charge to Meital, in which it agrees to the cancellation of the charge to Meital. The discharge instrument shall be deposited with the trustees and shall be delivered by them to Nur only in the event that the documents are transferred to Nur, in accordance with the above provisions of this clause 10.4.

      10.5 Meital may take any action and adopt any measure to realise the charge in each of the following cases:

            (a) Nur does not make any payment in respect of the consideration or royalties for which it is liable pursuant hereto in full and on time, and such being within at least 30 (thirty) days of receiving written demand from Meital;

            (b) a provisional or permanent liquidator is appointed for Meital or a receiver is appointed for all or most of its assets, and the said appointment is not cancelled within 60 (sixty) days.

      10.6 The taking of any action by the trustees in accordance with the provisions of clauses 4.6 and/or 8.5 and/or 10.4 above shall require the consent of one of Meital's trustees and one of Nur's trustees. In any event, none of the trustees shall bear liability vis-a-vis the parties in respect of this agreement, provided that he acts in good faith and without malice.

      10.7 If on the date of granting notice to the trustees, as provided in clause 10.4(a) above, any legal proceedings are pending in respect of Idanit's claims, or if the said notice is sent prior to the end of three years from the date of this agreement and no legal proceedings are pending as aforesaid, as a condition for the removal of the charge to Meital Nur shall be liable to furnish Meital with alternative collateral, to Meital's satisfaction, in order to secure Nur's indemnity obligation as provided in clause 9 above, in respect of such legal proceedings, or, if the notice is given prior to the end of three years, to secure the indemnity, in respect of legal proceedings which might be filed, and the amount which must be secured shall be determined in a legal opinion which shall be prepared by an attorney to be determined by the parties with consent.

 11. Non-Competition

      11.1 In consideration for Nur's obligations pursuant hereto, Meital and Kobi hereby undertake that commencing from the date of the agreement it or he shall cease any activity in the field of wide format digital printing and/or any other application of the DOD technology in Israel or abroad, directly or indirectly, for consideration or otherwise, as employee, consultant, partner or shareholder. Meital shall assign to Nur the non-competition undertaking of Meital's employees as shall be from time to time, insofar as it relates to activity in the wide format digital printing field and/or any other application of the DOD technology, and it shall act to the best of its ability to enforce the said non-competition undertaking on its employees.

      11.2 Meital's obligations pursuant to clause 11.1 above shall remain valid for an unlimited period.

      11.3 Kobi's obligations pursuant to 11.1 above shall remain valid until the end of two years from the later between:

            (a) the date of the agreement;

            (b) the termination of the development agreement, for any
                reason;

            (c) payment of the last royalties by Nur to Meital.

 12. Transfer of Rights and Obligations

      12.1 Nur may assign all its rights and obligations pursuant hereto to a corporation under its control, provided that such corporation assumes vis-a-vis Meital and Kobi all Nur's obligations to them pursuant hereto, subject that Nur shall be a guarantor for the performance of such corporation's obligations pursuant hereto. Furthermore, in the case of a transfer of all or most of Nur's activity in the wide format digital printing field to another corporation, it shall also be entitled, within the scope of the said transfer, to transfer its rights and obligations pursuant hereto, provided that such corporation assumes vis-a-vis Meital and Kobi all Nur's obligations to them pursuant hereto and that Nur guarantees the performance of such corporation's obligations pursuant hereto,

      12.2 Meital shall be entitled to assign its rights to payments pursuant hereto, subject to the terms and conditions hereof, to any third party. Meital shall not be entitled to assign its obligations pursuant hereto to any third party without Nur's prior written consent.

 13. The Previous Agreement

      13.1 Together with and against payment of the first part of the consideration, as provided in clause 7.2 above, Meital shall pay
            Nur a sum of $400,000 (four hundred thousand dollars) in full and final repayment of the loan of $300,000 provided by Nur to Meital pursuant to the general terms sheet dated 11th December 1997 which was drawn up between them (hereinafter referred to as "the term sheet"), and of the loan of $100,000 provided by Nur to Meital pursuant to the addendum to the term sheet dated 9th June 1998 (hereinafter referred to as "the addendum"). Nur may set off the amount of the loans' repayment as aforesaid from payment of the consideration. Upon repayment of the loans as aforesaid they shall be deemed as fully repaid, the personal guarantee of Kobi pursuant to the terms sheet and the addendum (hereinafter jointly referred to as "the previous agreements") shall expire, the existing charge shall be removed, and subject to the provisions of clause 13.2 below the validity of all the previous agreements shall come to an and.

      13.2 If at any time prior to the end of three years from the date of the agreement Nur becomes entitled to the payments refunds, as provided in clause 8.4 above, then, without derogating from any right available to the parties in such a case, Nur shall be entitled, at any time within three months of the date on which it becomes entitled to the payments refunds, to reduce the amount of the payments refunds by $300,000 (together with the relevant interest) and to convert the said amount to 26% of Meital's shares, in accordance with the provisions of appendix 13.2 hereto.

 14. Miscellaneous

      14.1 Any modification and/or cancellation of any of the provisions hereof may only be effected in a written document, which shall be signed by all the parties.

      14.2 In the event that any of the parties does not exercise any of the rights conferred upon him or it pursuant hereto or at law, such shall not be deemed a waiver on its or his part of such right, and he or it may later exercise such rights. A plea of laches or waiver shall not be available to the breaching party.

      14.3 The laws of the State of Israel shall apply hereto, and sole jurisdiction in respect hereof shall rest with the competent courts in the District of Tel Aviv.

      14.4 The terms and conditions hereof fully embrace everything provided and agreed between the parties in respect of the Meital technology, and they prevail over any contract, agreement, representation or undertaking in such matter that preceded the execution hereof made in writing or orally, unless otherwise expressly prescribed in this agreement.

      14.5 Any notice sent by registered mail by one of the parties to another pursuant to the addresses appearing in the recitals hereto shall be deemed to have been received by such party after 72 hours have elapsed from the time of its dispatch as aforesaid, if sent by fax
            - within 24 hours of its transmission, and if sent by hand - upon the delivery thereof.

                            AS WITNESS THE HANDS OF THE PARTIES:

___________________                                            ________________
"Meital" Electronic Technology Ltd                        Nur Macroprinters Ltd

__________________
Yaakov Markowitz

We hereby agree to serve as trustees in accordance with the provisions of this agreement:

Meital's trustees                             Nur's trustees

_______________________                       _______________________
Yaakov Kahn, Adv.                             Michael Barnea, Adv.

_______________________                       _______________________
Yigal Shapira, Adv.                           Israel Shimonov, Adv.

                               LIST OF APPENDICES

Appendix "A"                    Specifications of the Meital technology
Appendix 2.1 (d)                Meital's employees
Appendix 2.1 (e)                Sub-contractors (included in appendix 2.1(g))
Appendix 2.1 (f)                The technology agreements
Appendix 2.1 (g)                Meital's obligations
Appendix 4.3                    The technology list
Appendix 4.4                    Development and consultancy agreement
Appendix 13.2                   Loan conversion

                                   APPENDIX A
                                   ----------

                       Specification of Meital Technology

                              [Meital letterhead]

DigiSWIFT

Meital introduces new standards to Super-Wide-Format digital imaging. Sturdy and reliable equipment, top quality imaging, outstanding print production speed, substrate and application versatility and outdoor durability at unmatched cost-performance ratios:

o    4 color imaging -             simultaneous application of CMYK inks

o    Mass production capacity -    90 m(2) per hour - standard mode

o    3 imaging modes selections:   (arrow)  Standard mode
                                   (arrow)  Enhanced mode
                                   (arrow)  Double density mode (back-lit
                                            applications)

o    High imaging quality -        300 dpi imaging resolution

o    Roll-to-roll imaging - unit widths selections:
                                   digiSWIFT 1.8 - 183 cm width (6')
                                   digiSWIFT 3.2 - 320 cm width (10'6")

o    Solvent based pigmented ink   (arrow)  exceptional adhesion to substrates
                                   (arrow)  3-5 years outdoor durability -
                                            without lamination
                                   (arrow)  extra-vibrant pigments

The digiSWIFT winning combination of features is accompanied with numerous production benefits to enhance users competitive edge:

o The unit robust construction combined with a highly accurate and powerful media delivery system insure product reliability, longevity and industrial performance.

o Meital's specialty inks are developed for imaging reliability, consistency and vibrancy. Superb adhesion combined with exceptional pigment selection enable direct imaging on to the widest selection of substrates available on the market in addition to 3-5 years outdoor durable and UV resistancy product without lamination.

o Highly effective consumable cost performance ration enable users to compete effectively.

o Sharp text, photo-realistic images and size versatility provide users the option to produce a wide range of applications for both remote and close proximity viewing distances: POP displays, posters, signs, street advertisements, backlit signs, bus-shelters, fleet graphics, billboards, banners, flags, etc.

o Semi-automatic color correction system for users substrate qualification needs enables achievement of optimal results on a wide range of substrates selection and use of user's choice of substrates.

o Integral on-line drying ensure image drying and solvent evaporation prior to media roll take-up.

o    A parallel media cutter is optional.

o Flexible data processing and multiple roll feed option allow imaging of multiple images simultaneously, on the full width of the media or onto a number of parallel loaded rolls.


Meital Technologies Ltd.             CONFIDENTIAL             Subject to change
                                      PRELIMINARY               without notice

o Piezo-Electric inkjet technology provide users with reliable imaging and consistent coloring. The modular-inkjet head assembly is designed for simple approach and is supplemented by an automatic self-maintenance station for long and reliable production and shutdown protection.

o An automatic head calibration mechanism has developed for efficient maintenance.

o Open architecture and Fast Ethernet network connectivity allows users efficient work flow and utilization of existing software and hardware packages that are in common use in the graphics industry.

--------------------------------------------------------------------------------
Specifications
================================================================================
                                digiSWIFT 1.8
--------------------------------------------------------------------------------
Max substrate width             183 cm                       72"
--------------------------------------------------------------------------------
                                digiSWIFT 3.2
--------------------------------------------------------------------------------
Max substrate width             320 cm                       126"
================================================================================
Printing technology             Drop-on-demand Multiple Piezo Electric inkjet
                                assembly
--------------------------------------------------------------------------------
Resolution                      300 dpi
--------------------------------------------------------------------------------
Drop shape                      consistent, no satellite formations
--------------------------------------------------------------------------------
Maximum substrate length        limited by roll length
--------------------------------------------------------------------------------
Roll diameter                   50 cm                        20"
--------------------------------------------------------------------------------
Ink                             o  solvent based pigmented (CMYK)
                                o  5 liter ink containers
--------------------------------------------------------------------------------
Printing throughput             90 sq. m/hour               970 sq. ft/hour
--------------------------------------------------------------------------------
Printed media                   paper, vinyl, banner, PVC, textile, panaflex,
                                canvas, mesh
--------------------------------------------------------------------------------
File acceptance                 TIFF (CMYK), CT, BMP, JPG, PostScript
                                Level 2, EPS and other common file formats
--------------------------------------------------------------------------------
Interface                       Open Architecture, Fast Ethernet,
--------------------------------------------------------------------------------
Operating environment:          temperature:                     humidity:
                                20 [degrees]C - 30 [degrees]C    30%-60%
                                68 [degrees]F - 86 [degrees]F
--------------------------------------------------------------------------------
Dimensions                      1.8 - 160cm H x 350cm W x 140cm D
                                      63" H x 138" W x 55" D
                                3.2 - 160cm H x 500cm W x 140cm D
                                      63" H x 199" W x 55" D
--------------------------------------------------------------------------------

Meital Technologies Ltd.             CONFIDENTIAL             Subject to change
                                      PRELIMINARY               without notice

                                APPENDIX 2.1(f)
                                ---------------

                             Technology Agreements

                               [LYSON letterhead]

                                FAX TRANSMISSION
                                ================

For the Attention of:  Company:                  Department:
Mr. Kobi Markowitz     MEITAL TECHNOLOGIES LTD.
Managing Director

From:                  Date:                     Fax Number:
Tony Martin            25th November, 1997       00972 8 9366134

Reference:             Time:                     Total Pages including this one:
ap\fax\meital\jd                                 2

Dear Kobi,

The following is our suggestion for a document of understanding between our two companies. It is not a supply contract but simply lays out the way in which we do business together.

                       DOCUMENT OF UNDERSTANDING BETWEEN
           MEITAL TECHNOLOGIES LTD., ISRAEL, AND LYSON LTD., ENGLAND

The purpose of this document is to formalise the terms of co-operation between Meital Technologies Ltd. (the Buyer) and Lyson Ltd. (the Supplier) over the supply of inks for wide format and grand format graphics ink jet printers.

1. The Supplier manufactures inks to strict quality control procedures which are then purchased by the Buyer for resale to the Buyer's customers and distributors.

2. The technical specification of the inks is to be mutually agreed between the Supplier and the Buyer. This specification is subject to change but only with the written consent of the Buyer and the Supplier.

3. All formulations and intellectual rights remain the property of the Supplier.

4. The inks covered by this document are known as MEITAL P128 PIGMENTED INKS (CMYK) for use on Meital Wide and Grand Format Ink Jet Printers.

5. The Supplier agrees to not knowingly supply this ink directly or indirectly to the Buyer's customers and distributors without the written consent of the Buyer.

6. Other inks may be purchased in the future by the Buyer for use on similar printers and, with written mutual agreement in each case, these inks will be supplied under the broad terms of supply of this document.

7. The Supplier will supply ink packages in suitable bottles which are labelled in accordance with the Buyer's instructions. The Supplier will also provide packaging and documentation in accordance with International Safety & Transport Standards (UN approved).

8. The price of MEITAL P128 PIGMENTED INKS is currently $27.10 per litre supplied in 5 litre UN approved bottles ex-works, Stockport, England. Transport and Insurance is the responsibility of the Buyer. However, the supplier is happy to arrange this on the Buyer's behalf and will invoice charges at cost.

9. The price of ink will normally be reviewed on a twelve monthly basis starting from the date of this document. However, the Supplier reserves the right to increase or decrease prices if there is a + or - 10% increase in raw material costs. A price change cannot be implemented without 60 days written notice to the Buyer.

10. Payment to the Supplier will be made 30 days from the date of the Supplier's invoice.

11. The Supplier agrees to replace or credit any product that does not meet the agreed technical specification.

12. Shipment will normally be 5-10 working days from receipt of the Buyer's purchase order. Minimum order quantity will be 50 litres.

13. Within six months of the date of this document, the Supplier will also be able to supply the same ink from the Supplier's site in Chicago, USA, under the same terms of supply.

14. This document of understanding will normally be reviewed on a yearly basis.

15. Both the Supplier and the Buyer are allowed to cancel this document at any time with three months notice in writing.

Please let me know your comments on the above. If you are happy with this then I will arrange for two signed copies to be sent to you for signing by yourselves.

Kind regards,

/s/ Tony Martin
Tony Martin

                                   PRINTHEAD
                                   ---------
                               PURCHASE AGREEMENT
                               ------------------

      This agreement (the "Agreement"), dated 29 October 1997 (the "Effective Date"), among Meital Technologies, Ltd. a Israel company ("Purchaser"), and Modular Ink Technology i Stockholm AB, Inc., a Swedish corporation ("MIT").

      A.    MIT produces Printheads (as hereafter defined);

      B. Purchaser has developed, or is developing a printing application into which it wishes to incorporate the Printhead; and

      C. MIT desires to sell the Printheads to Purchaser and Purchaser desires to purchase the Printheads from MIT;

      NOW, THEREFORE, the parties hereto agree as follows:


                                   Article I
                                  Definitions

      1.1. Definitions: As used herein, the following terms shall have the following meanings:

Ink: means any material suitable to be transferred by a Printhead on to paper or other material to produce a visual image.

Printhead: means an inkjet printhead meeting the specifications in Annex 1.

                                   Article II
                                Product Purchase

2.1. Purchase Commitment. Purchaser agrees to purchase the Printheads, at the prices set forth on Annex II attached hereto.

2.2.      Delivery, Payment.

2.2.1. All Printheads purchased by Purchaser will be delivered Ex Works (INCOTERMS 1990) place of manufacture.

2.2.2. All deliveries of the Printheads will be accompanied by an invoice issued by MIT which will state the amount owed by Purchaser (including all sales, value-added or other taxes) in local currency of the point of origin of the Printheads. Payment will be due within 30 days of receipt of such invoice. Amounts outstanding after such 30 days period shall bear interest at the lower of 10% per annum and the maximum legal rate.

2.3.      Warranties and Remedies.

2.3.1. MIT warrants that the Products will be free of defects in materials and workmanship on the date of shipment by MIT. MIT's warranty obligations is limited, at MIT's option, to repair and replacement of defective parts and materials or refund of the purchase price. If MIT finds that a Product is defective, it will reimburse Purchaser or Purchaser's customer for the cost of shipping the Product to MIT. Except for the foregoing, MIT shall have no liability whatsoever for any warranty, whether express or implied, made by Purchaser to any of its customers

2.3.2. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN THIS SECTION 2.3. THERE ARE NO WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.3.3. MIT's liability for damages and costs under this Agreement and for the sale of any Products shall not under any circumstances exceed the aggregate amounts paid to MIT for the Product. MIT shall not be liable to Purchaser or any other person for any incidental, consequential or punitive damages or for any compensation for lost profits arising out of or in connection with this Agreement or the sale of Products. If Purchaser's use or sale of any Product or any part hereof be enjoined, or in the event that MIT desires to minimize any liability it may have hereunder, MIT may, at its option, either (a) substitute equivalent non-infringing Products for the infringing item, (b) modify the infringing item so that it no longer infringes but remains equivalent, or (c) obtain for Purchaser the right to continue using such item.

                                  Article III
                              Patents and Licenses

3.1. Inventions and Discoveries. All patents for inventions or discoveries used or embodied in the Printhead, or for any method of manufacturing the Printhead, conceived or made heretofore or during the term of this Agreement, shall be assigned to and owned by MIT.

                                   Article IV
                              Term and Termination

4.1. Term. Unless earlier terminated in accordance with Section 4.2., this Agreement shall terminate Three (_3_) years from the date first set forth above. Payment in full for all Printheads, described in Annex II shall be due and payable upon termination of this agreement if payment has not previously been received by MIT.

4.2.      Termination.

4.2.1. In the event of a material breach of this Agreement by either MIT or Purchaser not cured within forty-five (45) days following written notice thereof given by the party not in default to the party in default, then, and in addition to all other rights and remedies a party may have at law or in equity the party not in default may at its option terminate this Agreement and such termination shall become effective forty-five (45) days following the date of such notice; provided, however, that if such default involves a technical problem with the Printhead, then MIT shall have ninety (90) days from the receipt of written notice to cure the default before this Agreement may be terminated and such termination will be effective forty-five (45) days after the notice.

4.2.2. MIT or Purchaser shall have the right to terminate this Agreement by written notice of termination to the other, effective upon receipt of such notice by the other, in the event of any one of the following: (a) liquidation of the other, (b) insolvency or bankruptcy of the other, whether voluntary or involuntary, (c) failure of a party to satisfy any judgment against it.

4.2.3. Termination of this Agreement for any cause whatsoever shall not relieve Purchaser of the obligation to pay MIT any amount then owed by Purchaser to MIT.

                                   Article V
                                 Miscellaneous

5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

5.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the others, which consent will not be unreasonably withheld, except for assignment in the event of an acquisition or purchase of substantially all of the assets of a party.

5.3. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

5.4. Entire Agreement. This Agreement, including the Annexes hereto constitute the entire Agreement by the parties relating to the subject matter herein and supersedes all other prior and contemporaneous Agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

5.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.6. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given when delivered in person, or transmitted by telegram or telecopier (confirmed by mail) addressed as follows:

          if to MIT, at:        200 Beasley Drive
                                P.O. Box 3000
                                Franklin, Tn. 37064
                                Attn: Vice President-MIT

          if to Purchaser, at:  2 Bergman St.
                                Suite 244
                                Rabin Science Park
                                Rehovot 76100
                                ISRAEL

or, in each case, at such other address as may be specified in writing to the other parties hereto.

5.7. No Joint Venture, etc. The parties hereto are independent contractors and this Agreement does not constitute the parties having entered into a joint venture nor shall it constitute any party the agent or legal representative of the other party for any purposes whatsoever.

5.8. Waiver, Modification. The waiver by party hereto of a breach on any provision of this Agreement shall not operate as or be construed as a waiver of any preceeding or succeeding breach and no failure by either party to exercise any right or privilege thereunder shall be deemed a waiver of such party's rights or privileges thereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times thereunder. The terms and conditions contained herein can only be modified, amended, revised or supplemented by a written agreement signed by both parties. The terms of this Agreement shall not be varied by the terms of any purchase order form used by Purchaser.

5.9 Force Majeure. Except for the payment of monies owed, no party shall be responsible or liable to the others for, nor shall this Agreement be terminated as a result of, any delay or failure to perform any of its obligations thereunder, if such delay or failure results from circumstances beyond the control of such party, including but not limited to requisition by any government authority or any other governmental order or regulation, earthquake, failure of public utilities or common carriers, fire, flood, explosion, acts of God, epidemics, strikes, lockouts, riots or other civil commotion, wars or enemy action.

5.10. Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney's fees.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.

                                        MIT

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                        PURCHASER:

                                        By /s/ Markowitz Kobi
                                           -------------------------------------
                                           Name:
                                           Title:

                                    ANNEX I

---------------------------------------------------------------------------------------------------------------
                                P 64 / 200 dpi       P 128 / 200 dpi      P 64/360 dpi         P 128/360 dpi
---------------------------------------------------------------------------------------------------------------
Technology                      Piezo                Piezo                Piezo                Piezo
---------------------------------------------------------------------------------------------------------------
Channels                        64                   128                  64                   128
---------------------------------------------------------------------------------------------------------------
Resolution                      200 dpi              200 dpi              360 dpi              360 dpi
---------------------------------------------------------------------------------------------------------------
Firing frequency                4.25 kHz             4.25 kHz             5.0 kHz              5.0 Khz
---------------------------------------------------------------------------------------------------------------
Power requirements              35 volts             35 volts             35 volts             35 volts
---------------------------------------------------------------------------------------------------------------
Power consumption               3 watts peak         6 watts peak         3 watts peak         6 watts peak
---------------------------------------------------------------------------------------------------------------
Firing distance                 1 mm                 1 mm                 1 mm                 1 mm
---------------------------------------------------------------------------------------------------------------
Interface                       Serial               Serial               Serial               Serial
---------------------------------------------------------------------------------------------------------------
Rated Life                      2 billion drops      2 billion drops      2 billion drops      2 billion drops
                                per channel          per channel          per channel          per channel
---------------------------------------------------------------------------------------------------------------
Operating temperature           +10 to +40C          +10 to +40C          +10 to +40C          +10 to +40C
---------------------------------------------------------------------------------------------------------------
Humidity                        10% - 80%            10% - 80%            10% - 80%            10% - 80%
---------------------------------------------------------------------------------------------------------------

                                    ANNEX II
                              PURCHASE COMMITMENT

Printheads Purchase Commitment:

Purchaser commits to purchase the following number of Printheads:*

Delivery Date(s)         Quantity       Price (Swedish Krona)
----------------------------------------------------------------------
12 month volume          >1.000         2.500 SKR for 128 channel head

* Prices are subject to increase on 30 days written notice from MIT.

[LETTERHEAD FOR MIT INKJET]

November 30, 1997


Kobi Markowitz
Iris Keren
Meital Technologies, Ltd.
2 Bergman St., Suit 214
Rabin Science Park
Rehovot 76100
Israel


Dear Kobi,
Dear Iris,


Attached please the signed original of the contract between your and our company.

We thank you very much for your confidence and wish you fast progress in this project and you and us great success.

My plan is to visit Israel togehter with a technical engineer in January/February next year.

I enjoy to see you than.

Best regards

/s/ Hubertus Hanke

Hubertus Hanke

                                                                    APPENDIX 4.4

Summary of consulting and development agreement with Meital.

This contract specifies the relationships between Kobi Markowitz, the founder of Meital and Nur Macroprinters ("Nur"). Under this agreement, Mr. Markowitz is obliged to provide development and consulting services to Nur for a period of one year from the signing of the contract at a capacity equal to full time employment, and for a second year form the signing of the contract at a capacity not less than 50% of full time employment. Meital, which is owned by Mr. Markowitz will receive a monthly compensation of NIS 30,000 per month for these services and an option to acquire 100,000 shares of Nur at $1.00 at the end of the first anniversary of this contract.

                                 APPENDIX 13.2
                                 -------------

                               Conversion of loan

                               Conversion of Loan

      The provisions set forth below refer to the terms and conditions upon which Nur Macroprinters Ltd. (the "Investor") may convert the amount of Three Hundred United States Dollars ($300.000) (the "Payment Returns") into Series A Preferred Shares, par value NIS 1.00 each (the "Preferred Shares"), which represent, following their issuance, 26% of the issued and outstanding share capital of "Meital" Electronic Technology Ltd. (the "Company") at the date of issuance on a fully diluted basis (i.e. ;including all shares, securities convertible into shares and/or any undertaking by the Company to issue shares, or such other securities), in accordance with Section 123.2 of the Agreement dated September 13, 1998 between the Company and the Investor (the "Agreement").

Conversion of the       In the event that under Section 8.4 to the Agreement,
Payment Returns         the Investor during the period of three years from the
                        date of the Agreement will be entitled to Payment
                        Returns (as defined in Section 8.4 of the Agreement), then during the three months period from the first date when the Investor becomes entitled to Payment Returns, the Investor may, at its sole discretion, convert the Payment Returns into Preferred Shares.

                        The Preferred Shares, when issued, will have been validly issued, fully paid and non-assesable, and will be free of any liens or encumbrances.

Conversion of the       The Preferred Shares will be convertible (the "Share
Preferred Shares        Conversion") on a one-to-one basis (subject to
                        adjustment) at the option of the Investor, into Ordinary
                        Shares of the Company, par value NIS 1.00 each (the
                        "Ordinary Shares"). The Preferred Shares will automatically convert on a one-to-one basis (subject to adjustment) into Ordinary Shares in the event of an IPO yielding at least $7.5 million net to the Company at a price per share (as adjusted) which is at least fifteen times the purchase price of the Preferred Shares
                        (reflected by the conversion of the Payment Returns into Preferred Shares) (the "IPO"). The Ordinary Shares, when issued, will have been validly issued, fully paid and non-assesable, and will be free of any liens or encumbrances.

Anti dilution           The Share Conversion ratio will be adjusted in the event
Protections             of stock splits, reclassifications, etc., and will also
                        be adjusted by standard full-ratchet anti-dilution in the event that equity securities, securities convertible into equity or options to purchase equity securities
                        (other than employee options) of the Company are subsequently issued at a price per share which reflects a Company valuation at the date the Preferred Shares are issued to the Investor.

Liquidation             The Preferred Shares will be senior to all other equity
Preference              securities of the Company in the event of a sale,
                        merger, liquidation, bankruptcy, or reorganization of the Company. The merger of the Company, the sale of all or substantially all of its assets, the sale of all or substantially all of the shares in the Company, or a change in control, will be deemed to be a liquidation.
                        In an actual or deemed liquidation, the Investor shall be entitled to receive an amount equal to the full purchase price paid for the Preferred Shares (reflected by the conversion of the Payment Returns into Preferred
                        Shares) and interest at the rate of LIBOR + 4% from the date of the issuance of the Preferred Shares and until the date of the actual or deemed liquidation, prior to any payments to the holders of Ordinary Shares (the
                        "Preference"). After the Preference is paid, the remaining assets (if any) shall be distributed to the holders of Preferred and Ordinary Shares pro rata (on an as converted basis).

Dividend Preference     The Preferred Shares shall be entitled to dividends, as
                        and when declared by the Company's Board of Directors, at a rate of 25% per year, prior an in preference to any dividends on shares of any other class.

Registration Rights     The Registration Rights granted to the Investor are as
                        set forth in Appendix A attached hereto.

Voting Rights           Except as provided by the Restrictive Provisions below
                        or by law, the Preferred Shares vote with the Ordinary
                        Shares on an as-converted basis (i.e. as if the Preferred Shares have been converted into Ordinary
                        Shares).

Restrictive             The Company's Articles of Association will contain
Provisions              restrictions prohibiting the Company from taking certain
                        actions without: (i) during a period of one year from the date hereof, the consent of the Investor, or the consent of the observer designated by the Investor, as the case may be; and (ii) after a period of one year from the date hereof, the consent of a 75% majority of the holders of Preferred Shares, or the consent of one of the Directors appointed by the holders of the Preferred Share, as the case may be. Such actions include: (1) amending the Memorandum or Articles of Association or other action which would have the affect of amending the rights, preferences or privileges of the Preferred Shares; (2) the issuance of any further debentures or other securities (except for the issuance of securities to employees of the Company) (3) the issuance of any further Preferred Shares or other securities with rights equal to or superior to the rights of the Preferred Shares; (4) the merger of the Company or sale of substantially all the Company's assets; (5) increase in the number of the Company's
                        Directors above 5; (6) declaration or payment of any dividend or other distribution of cash, shares, or other assets; (7) interested party transactions; (8) making any loans or advances to employees other than in ordinary course of business as travel advances; (9) making any guarantee; (10) mortgage, pledge or create a security interest in all or substantially all of the assets of the Company or a subsidiary; (11) making any expense of an amount in excess of $10,000; and (12) formation of or investment in any entity which is not wholly owned by the Company.

Pre-emptive Rights      Prior to an IPO, holders of the Preferred Shares will
                        have the right to maintain their percentage ownership in the Company (on an as converted basis) by purchasing a pro rata portion of any further issuance of securities by the Company at the offering price. Each holder of Preferred Shares shall also be entitled to purchase the pro rata portion of any other shareholder that does not exercise such right.

Right of                Prior to an IPO of the Ordinary Shares, the holders of
First Refusal           the Preferred Shares will have a right of first refusal
                        to purchase any Preferred or other shares of the Company offered for sale by any shareholder to any person or entity, subject to standard exceptions for transfer to affiliates and family members.

Tag Along               Prior to an IPO of the Ordinary Shares, in the event
                        that any shareholder other than the Investor, sells or desires to sell any of its shares in the Company to any third party, the Investor will be entitled to sell, to the same third party and on the same terms and conditions, shares held by the Investor; the number of such shares to be determined by multiplying the aggregate number of shares to be sold to the third party by the Investor's percentage shareholding of the Company's issued and outstanding share capital at the time.

Board of Directors      The composition of the Board is based on the recognition
                        that: (1) the primary function of the Board is to provide guidance and support to the Company's executives in the conduct of its business; (2) each member of the Board acts in such capacity as a representative of the Company rather than of the shareholders; (3) the Board should be limited in size for efficient functioning; and
                        (4) there are ample provisions for the protection of shareholder's rights, making it unnecessary for the Board composition to reflect directly the distribution of share ownership or control. Accordingly, the Board of

                        Directors consists of a total of seven (7) members, of whom two(2) shall be designated by the Investor. If the Investor's aggregate shareholding in the Company is reduced to less than 13% of the issued and outstanding share capital of the Company, on a fully diluted basis, then the Investor will only be entitled to designate one
                        (1) director to the Board of Directors of the Company. The Company will agree to maintain customary indemnity insurance policy covering the directors. For as long as the Company owes the Investor any amount of money, the Investor will be entitled to designate an observer to the Board of Directors of the Company. The observer will be entitled to receive all materials distributed to directors and participate at all meetings of the Board of Directors, but will not be entitled to vote. Prior to participating at the first Board Meeting, the observer will sign a standard confidentiality and non-disclosure agreement with the Company.

Information Rights      The Investor shall be entitled to receive from the
                        Company: (1) audited financial statements within 60 days after the end of each fiscal year. (2) un-audited, reviewed quarterly financial statements within 45 days after the end of each quarter, (3) monthly reports in a form agreed by the Board of Directors, within 30 days after the end of each month, and (4) immediate reports signed by the Chief Financial Officer of the Company upon the occurrence of any event which has or may have any adverse on the Company, its business or the Technology.

                        The Investor will have the right to inspect the properties and records of the Company and to consult with management of the Company at reasonable times and upon reasonable notice. In addition, the Company's management will submit to the Investor and to the Board for approval, an annual operating plan and budget at least 60 days prior to the first day of the year covered by such plan.

                                   SCHEDULE A
                                   ----------

                              REGISTRATION RIGHTS
                              -------------------

1.    Definitions.

      As used herein, the following terms have the following meaning:

      1.1 "Holder" -- means any holder of outstanding Registrable Shares or shares convertible into Registrable Shares, who acquired such Registrable Shares or shares convertible into Registrable Shares in a transaction or series of transactions not involving any registered offering.

      1.2   "Commission" -- refers to the Securities and Exchange Commission.

      1.3 "Register", "registered", and "registration" -- refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

      1.4 "Registrable Shares" -- means all Ordinary Shares issued upon conversion of the Issued Preferred Shares and the Additional Preferred Shares, if any, all Ordinary Shares issued by the Company in respect of such shares, and all Ordinary Shares that the Investors may hereafter purchase, pursuant to their pre-emptive rights or otherwise, or Ordinary Shares issued on the conversion or exercise of other securities so purchased by the Investors.

2.    Incidental Registration.

      2.1 If the Company at any time proposes to register any of its securities, other than in a demand registration under Section 3 or 5 below, on any form (other than a Registration Statement on Form S-8 or Form S-4 or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation, or any successor form for securities to be offered to employees of the Company pursuant to any employee benefit plan), for its own account or for the account of any other person, including in the initial public offering of the Company's securities (the "IPO"), it shall give notice to the Holders of such intention.

      2.2 Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered in the manner requested by such Holder or Holders.

      2.3 Notwithstanding the provisions of Sections 2.1 or 2.2, with respect to an underwritten public offering by the Company, if the managing underwriter advises the Company in writing that marketing or other factors require a limitation of the number of shares to be underwritten, and the aggregate number of Registrable Shares requested to be included in such registration pursuant to Section 2.2 above (the "Requested Shares"), shall exceed the number of shares indicated by the underwriter, then first, there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, shares held by shareholders other than the Holders, and second, there shall be excluded from such underwriting (but not from such registration) pro rata, shares held by the Holders to the extent necessary to satisfy such limitation. To the extent Registrable Securities are excluded from such underwriting, the Holders shall agree not to sell their Registrable Shares included in the registration statement for such period, not to exceed 180 days, as may be required by the managing underwriter, and the Company shall keep effective and current such registration statement for such period as may be required to enable the Holders to complete the distribution and resale of their Registrable Shares.

      2.4 Notwithstanding Section 2.3 above, should the Company provide the Holders with a letter from the managing underwriter of the IPO stating that the exercise of the Holders' rights pursuant to this Section 2 would have an adverse effect on the IPO, and should Holders holding at least 80% of the Issued Preferred Shares and the Additional Preferred Shares, if any, agree in writing not to exercise their rights under this Section 2 at the IPO and for an additional 180 days following the IPO (as may be required by the managing underwriter), then such agreement will be binding upon all the Holders and the Holders shall not be entitled to exercise their rights under this Section 2 until the end of such period; provided, however, that all other shareholders in the Company similarly shall not exercise any similar right that they may have until the end of such period.

3.    Demand Registration.

      3.1. On two separate occasions, commencing as soon as legally permissible after the closing of the IPO, any Holder or Holders are entitled to request in writing that all or part of their Registrable Shares shall be registered under the Securities Act. Any such demand must request the registration of shares in a minimum of 1.5 Million United States Dollars ($1,500,000).

      3.2 Within 20 days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within 15 days after the receipt of the Company's notice.

      3.3 The Company shall effect the registration of all Registrable Shares as to which it has received requests for registration as promptly as practicable; provided, however, that the Company shall not be required to effect any registration under this Section 3 within a period of one hundred and eighty
(180) days, (but shall be required to prepare and file the registration statement within such period), following the effective date of a previous registration (a) initiated by the Holders, pursuant to this Section 3, or (b) in which the Holders had the right to participate pursuant to Section

2. Should the lock-up in accordance with Section 12 below be for a period shorter than 180 days, then the 180 period of the preceding sentence shall be shortened accordingly.

      3.4 The Company shall register neither securities for sale for its own account nor securities held by holders permitted to do so by the written consent of Holders who hold at least sixty-six and two thirds percent (66 and 2/3%) of the Registrable Shares as to which registration has been requested. The Company may not cause any other registration of securities (a) for sale for its own account (other than a registration effected solely to implement an employee benefit plan) or (b) for the account of others, to be initiated after a registration requested pursuant to Section 3 and to become effective less than 120 days after the effective date of any registration statement filed pursuant to Section 3.

      3.5 The Company shall not be required to effect more than two (2) registrations under this Section 3.

4.    Delay of Registration.

      The Company may delay the filing or effectiveness of any registration statement prepared pursuant to Section 3 for a period of up to 90 days (and, if the Company makes a good faith determination that further delay is necessary, for up to an additional 30 days) after the date of a request for registration pursuant to sEction 3, if the Company determines in good faith that (a) it is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization, or other material transaction by or of the Company, and (b) disclosure of such information would jeopardize any such transaction or otherwise materially harm the Company; provided, however, that the Company may exercise such right to delay the filing of a registration statement only once and that such delay period will not delay the effectiveness of a registration statement demanded under Section 3 beyond a period of 180 days following the effective date of a previous registration.

5.    Shelf Registration.

      Commencing as soon as legally permissible after the closing of the IPO, in case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 or F-3, or any successor form for securities to be offered in a transaction of a type referred to in Rule 415 under the Securities Act, and in related qualification or compliance, with respect to registrable Shares where the aggregate net proceeds from the sale of such Registrable Shares equals to at least one and a half million United States Dollars (US$1,500,000), the Company will within twenty
(20) days after receipt of any such request give written notice of the proposed registration and any related qualification or compliance, to all other Holders, and include in such Registration all Registrable Shares held by all such Holders who wish to participate in such Registration and provide the Company with written requests for inclusion therein within 15 days after the receipt of the Company's notice. Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining such request as are specified in a written request given within fifteen
(15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect such registration, qualification, or compliance, pursuant to this Section 5 if the Company, within twelve (12) months period preceding the date of such request, already effected two (2) registrations for the Holders pursuant to this Section 5. The Company shall not be required to effect more than six (6) registrations requested under this Section 5.

6.    Designation of Underwriter.

      6.1 In the case of any registration effected pursuant to Section 3 or 5, the Initiating Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering.

      6.2 In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

7.    Expenses.

      All expenses incurred in connection with any registration under Section 2,
Section 3 or Section 5, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of the discounts payable to any underwriter.

8.    Indemnities.

      In the event of any registered offering of Ordinary Shares pursuant to this Agreement:

      8.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs, and expenses (including any amounts paid in any settlement effected with the Company's consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs, or expenses arise out of are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be started therein or necessary to make the statement therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter, and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend, or defending against, or appearing as a third-party witness in connection with such loss, claim, damage, liability, action, or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises solely out of or is based solely upon an untrue statement or alleged untrue statement, or omission or alleged omission, so made in conformity with information furnished to the Company in writing by a Holder, such underwriter, or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided, further, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling Holder, the underwriter, or any controlling person of the selling Holder or the underwriter, and regardless of any sale in connection with such offering by the selling Holder. Such indemnity shall survive the transfer of securities by a selling Holder.

      8.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs, or expenses (including any amount paid in any settlement effected with the selling Holder's consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs, or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be started therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter, and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend, or defending against, or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished in a certificate by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement), or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective in the Final Prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim, or damage at or prior to the time such furnishing is required by the Security Act; provided, further, that this indemnity shall not be deemed to relive any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such claim loss, damage, liability, or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.

      8.3 Promptly after receipt by an indemnified party pursuant to the provisions of Section 8.1 or Section 8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to made against the indemnifying party pursuant to the provisions of said Section 8.1 or 8.2 promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party shall only relieve it from any liability which it may have to any indemnified party to the extent that such indemnifying party has been damaged by such omission to notify hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and if in the reasonable judgment of the indemnified party there are separate defenses that are available to the indemnified party or there is a conflict of interest which would prevent counsel at the expense to the Company. After notice from the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select, at the such action on behalf of such indemnified party or parties; provided, further, however, that if the Holders are the indemnified party, such Holders as a group shall be entitled to once separate counsel at the expense of the Company. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 8.1 or 8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence,
(ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim litigation.

      8.4 If recovery is not available under the foregoing indemnification provisions, for any reason than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable consideration appropriate under the circumstances. In no event shall any party that is found liable for fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act be entitled to contribution hereunder form any party not found so liable, and in no event shall any contribution form any Holder be more than the gross proceeds from the offering received by such Holder.

9.    Obligations of the Company.

      Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

      9.1 Prepare and file with the Commission a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to 180 days, or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

      9.2 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

      9.3 Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirement of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.

      9.4 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

      9.5 Notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly amend such prospectus by filing a post effective amendment or supplement so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and deliver copies thereof to the Holders.

      9.6 Cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange or NASDAQ on which similar securities issued by the Company are then listed.

      9.7 Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

      9.8 Furnish, at the request of any Holders requesting registration of the Registrable Shares pursuant to this agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the Counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Shares, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares.

9.    Conditions to Registration.

      The Company shall not be obligated to effect the registration of the Registrable Shares pursuant to this Agreement unless the Holders participating therein consent to customary conditions of a reasonable nature that are imposed by the Company, including, but not limited to, the following:

            (a) conditions prohibiting the sale of Registrable Shares by such Holders from 30 days before the filing of the registration statement until the registration statement becomes effective;

            (b) conditions requiring such Holders to comply with all applicable provisions of the Securities Act and the United States Securities Exchange Act of 1934, as amended, (the "Exchange Act"), including, but not limited to, the prospectus delivery requirements, and to furnish to the Company information about sales made in such public offering; and

            (c) conditions prohibiting such Holders, upon receipt of written notice from the Company that it is required by law to correct or update the registration statement or prospectus, from effecting sales of the Registrable Shares until the Company has completed the necessary correction or updating.

10.   Assignment of Registration Rights.

      Any of the Holders may assign its rights to cause the Company to register Shares pursuant to this Agreement to a transferee of all or any part of its Registrable Shares. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Agreement.

11.   Rights that may be granted to Subsequent Investors.

      11.1 Within the limitation prescribed by this section 11.1, but not otherwise, the Company may grant to subsequent investors in the Company rights of incidental registration (such as those provided in Section 2). Such rights may only pertain to Ordinary Shares, including Ordinary Shares into which any other securities may be converted. Such rights may be granted with respect to
(i) registrations actually requested by Holders pursuant to Section 3, but only subject to the approval of the Holders as required therein and only in respect of the available portion of any such registration as remains after inclusion of all Registrable Shares requested by Holders, and (ii) registrations initiated by the Company, but only in respect of the available portion of such registration as remains after inclusion of all Registrable Shares. With respect to registrations which are for underwritten public offerings, "available portion" shall mean the portion of the underwritten shares that is available as specified in clauses (i) and (ii) of the third sentence of this Section 11.1. Shares not included in such underwriting shall not be registered.

      11.2 The Company may not grant to subsequent investors in the Company rights of registration upon request (such as those provided in Section 3) unless
(i) such rights are limited to shares of Ordinary Shares, (ii) all Holders are given enforceable contractual rights to participate in registration requested by such subsequent investors, such participation to be on a pro-rata basis, and subject to the limitations, described in the final three sentences of Section 11.1, (iii) such rights shall not become effective prior to 120 days after the effective date of the first registration pursuant to Section 3, and (iv) such rights shall not be equal to nor more favorable than those granted to the Holders.

12.   Lock-Up.

      In any registration of the Company's shares, all Holders acknowledge that any sales of Registrable Shares may be subject to a "lock-up" period restricting such sales beginning thirty (30) days prior to, and for up to one hundred and eighty (180) days following, the effective date of such registration, and all Holders will agree to abide by such customary "lock-up" period as is required by the underwriter in such registration.

13.   Customary Arrangements.

      No Holder may participate in any underwritten offering pursuant to a registration filed hereunder unless such person (a) agrees to sell such person's securities on the basis provided in any customary underwriting arrangements, and
(b) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements; provided, however, that all Holders participating in the underwritten registration may appoint one legal or other representative to negotiate the underwriting arrangements.

14.   Public Information.

      At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, or (b) the Company registers a class of securities under Section 12 of the Exchange Act, the Company shall undertake to make publicly available and available to the Investors adequate current public information within the meaning of, and as required pursuant to, Rule 144.

15.   Non-United States Offering.

      In the event of a public offering of securities of the Company outside of the United States, the Company will afford the Holders registration rights in accordance with applicable law and comparable in substance to the foregoing registration rights.